Exhibit 99.1

American Strategic Investment Co (NYSE: NYC) Third Quarter Earnings Call

Executives

Nicholas Schorsch, Jr. - President & CEO

Michael LeSanto – CFO

Operator

Good evening and welcome to the American Strategic Investment Company's third quarter Earnings Call. [Operator Instructions]. I would now like to turn the conference over to Curtis Parker, Senior Vice President. Please go ahead.

Curtis

Thank you. Hello everyone and thank you for joining us for our third quarter 2025 Earnings Call. This event is also being webcast in the Investor Relations section of our website. Joining me today on the call to discuss the quarter's results are Nick Schorsch, Jr., American Strategic Investment Company's Chief Executive Officer, and Michael LeSanto, the Chief Financial Officer.

The following information contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which are subject to risks and uncertainties. Please review the forward-looking and cautionary statements section at the end of the third quarter 2025 earnings release for various factors that could cause actual results to differ materially from forward-looking statements made during our call today. Should one or more of these risks or uncertainties materialize, actual results may differ materially from those expressed or implied by the forward-looking statements. We refer all of you to our SEC filings including the Form 10-K filed for the year ended December 31, 2024, filed on March 19, 2025, and all subsequent SEC filings for a more detailed discussion of the risk factors that could cause these differences.

Any forward-looking statements provided during this conference call are only made as of the date of this call. As stated in our SEC filings, the Company disclaims any intent or obligation to update or revise these forward-looking statements except as required by law. Also, during today's call, we will discuss non-GAAP financial measures, which we believe can be useful in evaluating the company's financial performance. These measures should not be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. A reconciliation of these measures to the most directly comparable GAAP measure is available in our earnings release which is posted on our website at www.americanstrategicinvestment.com. Please also refer to our earnings release for more detailed information about what we consider to be implied investment grade tenants, a term we will use throughout today's call.

I will now turn the call over to Nick Schorsch, Jr., Chief Executive Officer. Please go ahead, Nick.

Nicholas Schorsch, Jr.

Thanks, Curtis. Good morning and thank you all for joining us and thank you for accommodating the updated timing of today's call. The additional time ensured our newly appointed auditors, as Mike will describe in greater detail, could complete their review of our results. Our third quarter was focused on continuous proactive management of the Company, with particular attention to the reduction of recurring expenses and management of our balance sheet.

We remain committed to operating and unlocking value at our current assets, with a focus on tenant retention, property improvements, and cost efficiency. During the quarter, we executed a meaningful lease renewal at 196 Orchard which extended the weighted-average remaining lease term of the portfolio to 6.2 years at quarter end up from 5.9 years at the end of the second quarter of this year. Near-term lease expirations are 8% of Annualized Straight-Line Rent and 56% of our leases now extend beyond 2030, up from 54% last quarter. We believe that this term, coupled with a high-quality tenant base featuring top 10 tenants who are 69% investment grade or implied investment grade, provides significant portfolio stability.

We own six properties, with one property, 1140 Avenue of the Americas, expected to be disposed of during the current quarter. Excluding this property, our $390 million, approximately 743 thousand square foot New York City real estate portfolio is located primarily in Manhattan. Our office and retail properties benefit from a strong tenant base that includes large investment-grade firms. By focusing on resilient industries near transit-oriented locations, we believe the portfolio is well positioned for occupancy growth and tenant retention.

As a key part of our strategy to unlock value, diversify our holdings, and strengthen our balance sheet, we are also continuing to market 123 William Street and 196 Orchard for sale. Assuming we can sell these properties on favorable terms, upon closing, we expect to use the net proceeds to retire debt and reinvest in higher-yielding assets to enhance our long-term portfolio value.

In September, we entered into an agreement for the strategic disposition of 1140 Avenue of the Americas via a cooperative consensual foreclosure with the lender, which is anticipated to close in the fourth quarter of 2025. Upon completion, this transaction is expected to eliminate a $99 million liability that matures in July 2026.

This transaction is consistent with our strategy to proactively manage our balance sheet and allocate capital toward what we believe are the highest returns. In making this decision, we considered the significant ongoing and up-front expenses needed to operate the property, and to retain and attract new tenants, compared to that capital being invested towards other assets in the portfolio.

With that, I'll turn it over to Michael LeSanto to go over the third quarter results. Michael?

Michael LeSanto

Thank you, Nick. Third quarter 2025 revenue was $12.3 million compared to $15.4 million in the third quarter of 2024, principally due to the sale of 9 Times Square in the fourth quarter of 2024. The company's GAAP net gain attributable to common stockholders was $35.8 million in the third quarter of 2025, impacted by a $44.3 million non-cash gain related to the foreclosure at 1140 Avenue of the Americas. This is compared to a net loss of $34.5 million in the third quarter of 2024, which was impacted by an impairment recorded in the quarter related to the sale of 9 Times Square.

For the third quarter of 2025, Adjusted EBITDA was $1.9 million, compared to $4.1 million in the third quarter of 2024. Cash net operating income was $5.3 million, compared to $7.0 million in the third quarter of 2024.

As always, a reconciliation of GAAP net income to non-GAAP measures can be found in our earnings release and quarterly supplemental on our website.

We also proactively and significantly reduced our professional fees, by electing to change our audit partners via the engagement of CBIZ CPAs as our new independent registered public accounting firm for the fiscal year ending December 31, 2025, beginning with the review of our unaudited results for the third quarter of 2025. The decision to change the Company’s independent registered accountants was the result of a competitive bid process as well as the Company’s focus on streamlining its cost structure and reducing its general and administrative expenses, and there was no dispute or conflict with the prior firm.

We look forward to a long and productive relationship with CBIZ CPAs in the future.

I'll now turn the call back to Nick for some closing remarks.

Nicholas Schorsch, Jr.

Thank you, Michael. As we prepare to close out this year, we continue to focus on enhancing operational flexibility through the consensual foreclosure of 1140 Avenue of the Americas and our ongoing efforts to sell 123 William Street and 196 Orchard. We believe these sales will generate cash on the balance sheet that can be deployed into higher-yielding assets, creating future value for the portfolio. Simultaneously, our team is focused on leasing up available space, renewing leases with existing tenants, and maintaining tight controls on expenses across the board.

Thank you for joining us today, and we look forward to presenting our full year 2025 results for you in a few months.

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